Exhibit 10.8
November 17, 2003
John Crouch
Dear John:
     DemandTec, Inc. (the “Company”) is pleased to offer you employment on the following terms:
     1. Position. The Company will employ you in a full-time position. Your initial title will be Senior Vice President of World Wide Sales, and you will report to the Company’s President and CEO. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
     2. Cash Compensation. The Company will pay you a starting salary at the rate of $200,000 per year, payable in accordance with the Company’s standard payroll schedule. In addition to your base salary, you will be eligible to earn $100,000 in annual targeted variable compensation at 100% achievement of goals outlined in the Executive Management Team (XMT) Sales Compensation Plan as approved by the Company’s Board of Directors. The foregoing notwithstanding, the Company guarantees that your variable compensation will be at least $42,000 per year in year 1 and then again in year 2 of your employment at DemandTec to be paid monthly, the guaranteed variable compensation of $3,500 per month, less all withholdings, which payments will represent non-refundable advances against compensation.
     3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
     4. Stock Options. Subject to the approval of the Company’s Board of Directors, within six months of your start date, you will be granted an option to purchase 474,000 shares of the Company’s Common Stock (the “First Option”). To the extent permitted by law, the first option shall be an Incentive Stock Option. The exercise price per share will be equal to the fair market value per share on the date the First Option is granted, as determined by the Company’s Board of Directors. The First Option will be subject to the terms and conditions applicable to options granted under the Company’s 1999 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The First Option will be immediately exercisable, but the unvested purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest

Mr. John Crouch
November 17, 2003

in 1/8th of the option shares after six months of continuous service, and the balance will vest in equal monthly installments of 1/48th over the next 42 months of continuous service, as described in the applicable Stock Option Agreement. The vesting commencement date for this option will be your first day of employment. The Stock Option Agreement for the First Option (and for all subsequent stock option agreements between you and the Company including the Second Option, as defined below) will contain the following terms and features unless such terms or features are prohibited by the Plan or applicable law as of the date of the agreement: (a) following the termination of your employment for any reason, a period of three months to exercise all shares subject to the option agreement which were vested as of the date of termination, and (b) no repurchase rights in the Company’s favor with respect to vested shares.
     In addition, in the event that in the six months following the date hereof, the Company closes a financing event (“Financing Event”, as further defined below), subject to the approval of the Board and provided you are employed by the Company at the time of grant, you will be granted a second option (the “Second Option”) covering that number of shares of Common Stock that when added to the First Option will equal one percent (1.35%) of the sum of the outstanding capital stock of the Company and the Company’s outstanding options and warrants (assuming the conversion or exercise of any convertible or exercisable securities outstanding, whether or not currently convertible or exercisable, and including the First Option and Second Option) as of the close of the Financing Event. The exercise price per share will be equal to the fair market value per share on the date the Second Option is granted. The Second Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable Stock Option Agreement and shall be, to the extent permitted by law, an Incentive Stock Option. The Second Option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 1/8th of the option shares after six months of continuous service (with your service commencing on your first day of employment), and the balance will vest in equal monthly installments of 1/48th over the next 42 months of continuous service, as described in the applicable Stock Option Agreement.
     A “Financing Event” means the issuance or sale by the Company of its preferred stock or convertible notes.
     If the Company is subject to a Change in Control (as defined in the Plan) and you are subject to a Constructive Termination within 12 months after that Change in Control, then you will be vested in an additional 50% of your then unvested option shares as of the date of your termination of employment.
“Constructive Termination” means either (a) that your service is terminated by the Company without Cause or (b) that you resign because (i) you have been assigned to duties which reflect a material adverse change in your authority or responsibility with the Company or any successor, (ii) the annual rate of your base salary was reduced by the Company, or (iii) the Company has relocated your principal place of work by a distance of 35 miles or more. “Cause” means (a) any breach of the Proprietary Information and Inventions Agreement between you and the Company; (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State or any crime involving moral turpitude; (c) your participation in any fraud against the Company; or (d) your intentional damage to any material property of the Company or other gross misconduct. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging any person in its service.
     5. Severance Pay. If, during the first four years of your employment, the Company terminates your employment for any reason other than Cause or permanent disability, then the Company will continue to pay your base salary for a period of four months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay your monthly premium under COBRA until the earliest of (a) the close of the four month period following the termination of your employment, (b) the expiration of your health insurance coverage under COBRA or (c) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment. However, this Paragraph 5 will not apply unless you (a) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have agreed not to prosecute any legal action or other proceeding based on those claims.
     6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition to your employment with the

Mr. John Crouch
November 17, 2003

Company, to sign the Company’s standard Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
     7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.
     8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
     9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
     10. Successors and Assigns. The obligations of the Company under this letter agreement shall be binding upon its successors, successors in interest and assigns.
     11. Entire Agreement. This letter agreement supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter agreement.
     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Employee Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on November 17, 2003. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before November 17, 2003.

Mr. John Crouch
November 17, 2003

If you have any questions, please call me at 650-226-4700.

Very truly yours, DemandTec, Inc.
/s/ Dan Fishback
Dan Fishback
President and CEO

I have read and accept this employment offer:

/s/ John Crouch
                    Signature of [Name]
Dated: 11/17/03
Attachment
Exhibit A: Employee Proprietary Information and Inventions Agreement